Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEXTURA CORPORATION

ARTICLE I

The name of this Corporation is Textura Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “General Corporation Law”).

ARTICLE IV

The aggregate number of shares which this Corporation shall have authority to issue is 29,500,000 shares of capital stock all of which shall be designated “Common Stock,” each having a par value of $0.0001.

ARTICLE V

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B. The Bylaws may be altered or amended, or new Bylaws may be adopted, by the stockholders entitled to vote. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws.

ARTICLE VI

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

ARTICLE VII

Subject to the provisions above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed, by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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